Exhibit 10.1

1180 Seminole Tr., Suite 495 P.O. Box 7121 Charlottesville, VA 22901 +1.434.422.9800; +1(434) 422-9797 FAX www.adialpharma.com

December 14, 2020

Jack W. Reich, Ph.D.

4249 Denny Ave.

North Hollywood, Ca 91602

Re: Employment Offer

Dear Dr. Reich,

It is with pleasure that I offer you the full-time position of Head of Regulatory at Adial Pharmaceuticals, Inc. (the “Company”), reporting to the Chief Executive Officer. Your employment will commence on December 14, 2020, and the terms of your employment with the Company are as follows:

You will perform duties as are normally associated with your position and such duties as are assigned to you from time to time, subject to the oversight and direction of the Chief Executive Officer. You will be classified as an “exempt” salaried employee and your salary will be $225,000 per year, less payroll deductions and withholdings, with one-twelfth paid each month per the Company’s standard payroll schedule. You will also be eligible for an annual bonus with a target of 30% of your salary with such bonus subject to the discretion of the Board of Directors of the Company. Additionally, you will be eligible to participate in the Company’s approved benefits program, which may be amended from time to time and includes health insurance for you and your family. You shall also be entitled to paid vacation in accordance with Company’s approved vacation policy, which may be amended from time to time. Initially, your annual vacation rate will be 20 days per year.

In addition to the compensation described in the preceding paragraph of this letter, you will also be eligible, subject to approval, and in the discretion, of the Board of Directors of the Company (the “Board”), to an award of incentive stock options to purchase shares of the Company’s common stock, at an exercise price equal to the per share price of the Company’s common stock at the time with the vesting terms, number of shares underlying the option and other terms of the grant to be determined at the discretion of the Board of Directors, all in accordance with the Company’s equity incentive plan and as to be set forth in a Stock Option Grant Notice.

As a Company employee, you will be expected to abide by the Company’s policies and procedures. As a condition of your employment you agree to be bound by and will execute a Proprietary Information and Inventions Assignment Agreement, in the form annexed hereto as Exhibit A (the “PIIA Agreement”), which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto the Company’s premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

As an exempt salaried employee, you will be expected to work hours as required by the nature of your work assignments and not related to a set number of hours per week, and you will not be eligible for overtime premiums.

Your employment relationship with the Company is “at-will.” This means that you may terminate your employment with the Company at any time by providing two weeks of written notice and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause with two weeks of written notice; provided, however, that the Company may terminate your employment immediately for “Cause” as defined below. Your employment at-will status can only be modified in a written agreement signed by you and by an authorized officer of the Company. Cause shall be defined as (i) acts of embezzlement or misappropriation of funds or fraud; (ii) conviction of a felony or other crime involving moral turpitude, dishonesty or theft; (iii) willful unauthorized disclosure of the Company’s confidential information; (iv) material violation of any terms of your employment agreement or the PIIA Agreement not cured within 30 days of receiving notice thereof; (v) being under the influence of alcohol or drugs during performance of duties; (vi) engaging in behavior that would constitute grounds for liability for harassment or other egregious conduct that violates laws governing the workplace; (vii) insubordination; or (viii) failure to perform your duties in a reasonable manner.

By signing below, you reaffirm your agreement to abide by all of the Company’s policies applicable to similarly situated employees and acknowledge that your continued employment will be contingent upon you complying in all respects with the Company’s policies and requirements, including those set forth in the Company’s Employee Handbook to be provided to you.

This letter, together with your PIIA Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an authorized officer of the Company.

All notices hereunder shall be in writing and shall be deemed given to a party to this letter when (a) delivered by hand or by nationally recognized overnight courier service (costs prepaid) to the last address provided by them, or (b) sent by e-mail to the last e-mail address provided by them, with confirmation of transmission by the transmitting equipment.

Any dispute or claim that may arise out of or in connection with any provision of this letter that is not resolved through face to face negotiations shall be settled by binding arbitration, with limited discovery, in Virginia in accordance with the commercial arbitration rules of the American Arbitration Association, by one arbitrator appointed in accordance with these rules. The arbitrator shall apply Delaware law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. The arbitrator shall announce the decision and award, and the reasons therefor, in writing. In no event shall punitive or exemplary damages be awarded. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This mandatory arbitration provision shall not apply to disputes or claims involving your PIIA Agreement.

By acceptance of this letter, you are submitting your resignation from the Board of Directors of the Company effective upon the commencement of your employment hereunder. A separate letter will also be submitted for the Board file.

Should you accept this offer, please indicate your acceptance by signing in the space below. This offer will terminate at 5 p.m. U.S. Eastern Time on Friday, December 14, 2020, if not accepted before that time.

I hope you will accept this offer and look forward to working with you as we advance the Company’s mission of developing new drugs for the treatment of addiction diseases that affect many millions of people each year. Should you have any questions, please do not hesitate to contact me at (434) 422-9803.

With warmest regards,	Agreed and accepted:

/s/ William B. Stilley	/s/ Jack W. Reich
William B. Stilley, CEO	Jack W. Reich